                                                                    EXHIBIT 99.1

                                 PRESS RELEASE
                        (CITIZENS & NORTHERN BANK LOGO)




                                                        Contact: Yvonne Gill
April 18, 2005                                          570-724-0247
                                                        ygill@cnbankpa.com


C&N ANNOUNCES FIRST QUARTER 2005 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the first quarter 2005.

FINANCIAL HIGHLIGHTS FOR THE FIRST QUARTER 2005:

         o Net Income was $3,295,000 in the first quarter 2005, down 11% from net income of $3,706,000 in the first quarter 2004. Revenues were up for the first quarter 2005 compared to first quarter 2004; however, expenses increased more than revenues over the same periods.

         o Net interest income was $8,736,000 in the first quarter 2005, up $424,000 or 5.1% from the first quarter 2004, mainly as a result of growth in loans. Net realized gains from securities amounted to $1,066,000 in the first quarter 2005, up from $964,000 in the first quarter 2004.

         o Noninterest expense increased $900,000 (14.5%) in the first quarter 2005 over the first quarter 2004. The largest categories of increases in noninterest expense were furniture and equipment expense, which increased $312,000, or 92.9%; salaries and wages, which increased $204,000, or 7.6%; and other expenses, which increased $225,000, or 14.7%. The increase in furniture and equipment expense resulted mainly from depreciation and maintenance costs associated with the new core banking software system, which was implemented in the fourth quarter 2004. The increase in salaries expense is primarily a reflection of a greater number of employees, as the number of full-time equivalent employees increased 9.2%, to 320 as of March 31, 2005 from 293 as of March 31, 2004. The increased number of employees resulted from expansion into new branches in Williamsport and South Williamsport in 2004, as well as additional employees hired for support functions, such as Finance, Training and Compliance. The increase in other expenses included an increase in attorney fees of $121,000, mainly related to collection activities on a large commercial credit; an increase of $88,000 in expenses associated with maintaining and preparing other real estate properties for sale; costs associated with NASDAQ Small Cap registration and annual fees totaling $51,000, and an increase in Directors' compensation of $29,000. Within other expenses, professional fees dropped $56,000, as 2004's results included payment of fees related to a system conversion for the credit card operation.

         o Net Income in the first quarter 2005 was $768,000, or 18.9%, lower than fourth quarter 2004 Net Income of $4,063,000. Net interest income fell $510,000, or 5.5% in the first quarter 2005 compared to the fourth quarter 2004, primarily as a result of rising short-term interest rates, and noninterest expense was $382,000 (5.7%) higher in the first quarter 2005 than in the fourth quarter 2004.

         o Net Income Per Share (Basic and Diluted) was $0.40 in the first quarter 2005, as compared to $0.45 (Basic and Diluted) in the first quarter 2004, and $0.50 (Basic) and $0.49 (Diluted) in the fourth quarter 2004.

         o Return on Average Assets was 1.17% for the first quarter 2005, as compared to 1.38% for the first quarter 2004. Return on Average Equity was 9.87% for the first quarter 2005, as compared to 11.45% for the first quarter 2004.

         o Total assets amounted to $1,129,661,000 as of March 31, 2005, up slightly from total assets of $1,121,127,000 as of March 31, 2004. Net loans increased $66,557,000, or 12.7%, as of
                  March 31, 2005, compared to one year earlier.

         o Shareholders' Equity/Average Assets Ratio was 11.01% as of March 31, 2005. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

         o Cash Dividends declared by C&N increased by 4.6% for the first quarter 2005 over the first quarter 2004, to $0.23 per share.

         C&N, founded in 1864, is a local, independent community bank providing complete financial, investment and insurance services through 19 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties. Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation, which has assets in excess of $1 billion. C&N can be found on the worldwide web at www.cnbankpa.com. The Company's stock trades on the NASDAQ SmallCap Market under the symbol CZNC.